First Amendment to Employment Agreement between Kim R. Tsuchimoto (“Executive”) and Monopar Therapeutics Inc. (“Company”) dated November 1, 2017. The following amendments are made effective March 1, 2018. All other unrevised sections remain in full force.

2.1 Position and Duties, Executive will devote Executive’s best efforts and 50% of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

3.1 Base Salary, Executive shall receive for services to be rendered hereunder an annual base salary of $137,500 representing 50% of full-time.

3.3 Standard Company Benefits, Executive shall be entitled to all benefits offered by the Company so long as Executive devotes 50% or more time to the business of the Company. In lieu of benefits, Executive shall be reimbursed up to $1,800 per month for out-of-pocket expenses for medical, dental and vision benefits until such time the Company has benefit plans in place. Based upon 50% service, Executive shall be entitled each year to two (2) weeks leave for vacation at full pay, provided, that the maximum amount Executive may have accrued at any point in time is two (2) weeks (meaning that once Executive has accrued two (2) weeks, Executive will not accrue any additional vacation time until she takes vacation and falls below the two (2) week accrual cap).

Pursuant to section 6.1(a) Other Activities, Exhibit A

25% of full-time employment with no benefits at Mercaptor Discoveries Inc. as Chief Financial Officer, Secretary, Treasurer and Co-Founder

Minimal time, as needed, at DNAcheckup as a volunteer Chief Financial Officer, Secretary and Treasurer

Requested by:

/s/ Kim R. Tsuchimoto

February 26, 2018
Kim R. Tsuchimoto
Date

Approved by:

/s/ Chandler D. Robinson

March 1, 2018

Chandler D. Robinson
Date
Monopar Therapeutics Inc.

Co-Founder, Chief Executive Officer and Director